sExhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2015 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2016 GUIDANCE

•	Record Q4 and 2015 Net Revenue of $2.2 billion and $8.5 billion, respectively

•	Q4 and 2015 Diluted EPS of $1.11 and $4.34, respectively

•	Record Q4 and 2015 Adjusted EPS of $1.98 and $7.91, respectively

•	Q4 and 2015 Free Cash Flow of $300 million and $727 million, respectively

•	2016 Adjusted EPS guidance of $8.45 to $8.85, up 7% to 12% over 2015

•	2016 Free Cash Flow guidance of $900 million to $950 million, up 24% to 31% over 2015
Burlington, NC, February 18, 2016 - Laboratory Corporation of America® Holdings (LabCorp® or the “Company”) (NYSE: LH) today announced results for the fourth quarter and year ended December 31, 2015 and 2016 guidance.
“The year was transformative for LabCorp,” said David P. King, chairman and chief executive officer. “We significantly expanded the Company’s capabilities, global presence and avenues for future growth while reinforcing our position as the world’s leading healthcare diagnostics company. We concluded the year with strong fourth quarter results including continued organic volume growth in LabCorp Diagnostics, accelerated revenue growth in Covance Drug Development, double-digit adjusted EPS growth, and robust free cash flow.”

Consolidated Results
Fourth Quarter Results
Net revenue for the quarter was $2.24 billion, an increase of 48.4% over last year’s $1.51 billion.  The acquisition of Covance contributed $669.5 million in net revenue during the quarter, driving 44.3% year-over-year growth. The remainder of the increase of $62.6 million, or 4.1%, was driven by organic volume growth, price, mix and tuck-in acquisitions, partially offset by currency. Organic revenue growth in the quarter, excluding currency, was 3.9%.
Operating income for the quarter was $243.5 million, compared to $219.0 million in the fourth quarter of 2014. The Company recorded restructuring charges and special items of $86.4 million during the fourth quarter of 2015, compared to $15.6 million during the same period in 2014. Adjusted operating income (excluding amortization of $38.3 million, restructuring and special items) for the quarter was $368.2 million, or 16.4% of net revenue, compared to $250.0 million, or 16.5%, in the fourth quarter of 2014. The increase in adjusted operating income was primarily due to the

Covance acquisition, organic volume growth, productivity, price and mix, partially offset by personnel costs. The decline in margin was due to the mix impact from the acquisition of Covance.
The Company recorded net earnings in the quarter of $114.2 million, or $1.11 per diluted share, compared to $119.6 million, or $1.39 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $1.98 in the quarter, an increase of 20.0% compared to $1.65 in the fourth quarter of 2014.
Operating cash flow for the fourth quarter was $384.6 million, compared to $213.7 million in the fourth quarter of 2014. The increase in operating cash flow was due to the acquisition of Covance as well as favorable working capital. Capital expenditures totaled $85.1 million, compared to $46.3 million in the fourth quarter of 2014. As a result, free cash flow (operating cash flow less capital expenditures) was $299.5 million, compared to $167.4 million in the fourth quarter of 2014.
At the end of the quarter, the Company’s cash balance and total debt were $716.4 million and $6.4 billion, respectively. During the quarter, the Company invested $43.3 million in tuck-in acquisitions and paid down $250.0 million of debt. The Company’s liquidity at the end of the quarter was approximately $1.7 billion, consisting of cash and available credit.
Full Year Results
The following full year consolidated results of the Company include Covance as of February 19, 2015; prior to February 19, 2015, these consolidated results exclude Covance.
Net revenue was $8.51 billion, an increase of 41.5% over last year’s $6.01 billion.  The acquisition of Covance contributed $2.20 billion from the February 19, 2015 closing date, driving 36.7% year over year net revenue growth. The remainder of the increase of $289.5 million, or 4.8%, was due to strong organic volume growth, tuck-in acquisitions, price, and mix, partially offset by currency. Organic revenue growth in 2015, excluding currency, was 4.6%.
Operating income for 2015 was $1,002.9 million, compared to $910.4 million in 2014. Operating income was reduced by $279.5 million in restructuring charges and special items (primarily costs associated with the acquisition of Covance and Project LaunchPad, the Company’s enterprise-wide business process improvement initiative) recorded during 2015, compared to $41.2 million in 2014. Adjusted operating income (excluding amortization of $164.5 million, restructuring and special items) was $1.45 billion, or 17.0% of net revenue, compared to $1.03 billion, or 17.1%, in 2014. The increase in adjusted operating income was primarily due to the acquisition of Covance, organic volume growth, price, mix and productivity, partially offset by currency and personnel costs. The decline in margin was due to the mix impact from the acquisition of Covance.
The Company’s pre-tax earnings were reduced by restructuring and special items of $334.4 million ($279.5 million impacted operating income, $52.6 million impacted interest expense, and $2.3 million impacted other, net), or $245.7 million after-tax. As a result, the Company recorded net earnings in 2015 of $436.9 million, or $4.34 per diluted share, compared to $511.2 million, or $5.91 per diluted share, last year. Adjusted EPS (excluding amortization, restructuring and special items) were $7.91 in 2015, an increase of 16.3% compared to $6.80 in 2014.

Operating cash flow for 2015 was $982.4 million, compared to $739.0 million in 2014, driven by the Covance acquisition and improved earnings. Capital expenditures totaled $255.8 million, compared to $203.5 million in 2014, due to the Covance acquisition. As a result, free cash flow (operating cash flow less capital expenditures) was $726.6 million, compared to $535.5 million last year. Free cash flow in 2015 was negatively impacted by approximately $110 million in net non-recurring items relating to the acquisition of Covance. Excluding these items, free cash flow would have been $836.6 million in 2015.
***
The following segment results are presented on a pro forma basis for all periods as if the acquisition of Covance closed on January 1, 2014 and exclude amortization, restructuring, special items and unallocated corporate expenses. In the fourth quarter of 2015, the Company refined its methodology for the calculation of unallocated corporate expenses, which impacts segment results and has been applied to prior periods for comparative purposes. As a result, LabCorp Diagnostics’ operating expenses increased by $8.5 million in the quarter, and would have increased by $7.6 million in the fourth quarter of 2014. In addition, unallocated corporate expenses were reduced by $8.5 million in the quarter, and would have been reduced by $7.6 million in the fourth quarter of 2014. Reconciliations of segment results to historically reported results are included in the Condensed Pro Forma Segment Information tables and notes.

Fourth Quarter Pro Forma Segment Results
LabCorp Diagnostics
Net revenue for the quarter was $1.55 billion, an increase of 4.3% over $1.49 billion for the fourth quarter of 2014. The increase in net revenue was the result of organic volume growth (measured by requisitions), Beacon LBS, price, mix and tuck-in acquisitions, partially offset by currency. The increase in net revenue of 4.3% includes the benefit from Beacon LBS of 1.1%, and unfavorable foreign currency translation of 0.8%. Total volume (measured by requisitions) increased by 1.8% (organic volume of 1.6% and acquisition volume of 0.2%). Revenue per requisition increased by 2.2%.
Adjusted operating income (excluding amortization, restructuring and special items) for the quarter was $293.3 million, or 18.9% of net revenue, compared to adjusted operating income of $273.3 million, or 18.4% of net revenue, in the fourth quarter of 2014. The increase was primarily due to volume, price, mix, and productivity, partially offset by personnel costs. Improvement in productivity was driven by Project LaunchPad, which generated approximately $20 million in net benefits during the quarter.
Covance Drug Development
Net revenue for the quarter was $691.4 million, an increase of 4.7% over $660.1 million for the fourth quarter of 2014. The stronger U.S. Dollar negatively impacted year-over-year revenue growth by approximately 230 basis points. Excluding currency, net revenue increased 7.0% year-over-year due to increased demand.
Adjusted operating income (excluding amortization, restructuring and special items) was $110.4 million, or 16.0% of net revenue, compared to adjusted operating income of $89.8 million, or 13.6% of net revenue, in the fourth quarter of 2014. The increase was primarily due to demand, productivity and cost synergies, partially offset by personnel costs. The Company generated approximately $15 million in cost synergies during the quarter.
Net orders (gross orders less cancellations and reductions) in the quarter were $816 million, representing a net book-to-bill of 1.18. Backlog at December 31, 2015 was approximately $6.7 billion.
Outlook for 2016
The following guidance assumes foreign exchange rates effective as of January 31, 2016 for the full year.

•	Net revenue growth of 7.5% to 9.5% over 2015 net revenue of $8.51 billion, which includes the impact from approximately 100 basis points of negative currency.

•	Net revenue growth in LabCorp Diagnostics of 3.5% to 5.5% over 2015 pro forma revenue of $6.21 billion, which includes the impact from approximately 50 basis points of negative currency.

•
Net revenue growth in Covance Drug Development of 2% to 5% over 2015 pro forma revenue of $2.63 billion. Excluding the impact from approximately 200 basis points of negative currency and the anticipated expiration of the Sanofi site support agreement, net revenue is expected to increase 6.6% to 9.6%.

•	Adjusted EPS of $8.45 to $8.85, an increase of approximately 7% to 12% over the prior year.

•	Free cash flow (operating cash flow less capital expenditures) of $900 million to $950 million, an increase of approximately 24% to 31% over the prior year.
“We are enthusiastic about our prospects for 2016,” Mr. King added. “We are focused on improving health and improving lives through execution of our strategic priorities: delivering world class diagnostics, bringing innovative medicines to patients faster, and changing the way care is provided. This focus will drive top-line growth and margin expansion, resulting in attractive year-over-year EPS growth and free cash flow.”

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including Adjusted EPS, Adjusted Operating Income, Free Cash Flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.
The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at

www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.
A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 877-809-9811 (330-863-3287 for international callers). The conference number is 38386829. A telephone replay of the call will be available through March 1, 2016 and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference number for the replay is 38386829. A live online broadcast of LabCorp’s quarterly conference call on February 18, 2016 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through March 17, 2016.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net revenue	$2,244.8	$1,512.7	$8,505.7	$6,011.6
Reimbursable out-of-pocket expenses	55.7	—	174.4
Total revenues	2,300.5	1,512.7	8,680.1	6,011.6

Net cost of revenue	1,504.1	966.2	5,602.4	3,808.5
Reimbursable out-of-pocket expenses	55.7	—	174.4	—
Total cost of revenues	1,559.8	966.2	5,776.8	3,808.5

Gross profit	740.7	546.5	2,903.3	2,203.1

Selling, general and administrative expenses	404.9	309.7	1,622.0	1,198.2
Amortization of intangibles and other assets	38.3	15.4	164.5	76.7
Restructuring and other special charges	54.0	2.4	113.9	17.8

Operating income	243.5	219.0	1,002.9	910.4

Other income (expense):
Interest expense	(56.8)	(32.1)	(274.9)	(109.5)
Equity method income, net	2.4	3.9	10.0	14.3
Investment income	0.6	0.2	1.9	1.1
Other, net	(3.5)	(3.5)	(7.8)	10.4
Earnings before income taxes	186.2	187.5	732.1	826.7

Provision for income taxes	71.7	67.6	294.1	314.1

Net earnings	114.5	119.9	438.0	512.6
Less: net earnings attributable to noncontrolling interest	(0.3)	(0.3)	(1.1)	(1.4)
Net earnings attributable to Laboratory Corporation of America Holdings	$114.2	$119.6	$436.9	$511.2

Basic earnings per common share	$1.13	$1.41	$4.42	$6.03

Diluted earnings per common share	$1.11	$1.39	$4.34	$5.91

Weighted average basic shares outstanding	101.3	84.6	98.8	84.8

Weighted average diluted shares outstanding	103.2	86.3	100.6	86.4

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$716.4	$580.0
Accounts receivable, net of allowance for doubtful accounts of $217.0 and $211.6 at December 31, 2015 and 2014, respectively	1,217.9	815.7
Unbilled services	156.6	—
Supplies inventory	191.0	139.5
Prepaid expenses and other	340.3	157.5
Deferred income taxes	40.8	—
Total current assets	2,663.0	1,692.7

Property, plant and equipment, net	1,747.4	786.5
Goodwill	6,292.2	3,099.4
Intangible assets, net	3,323.5	1,475.8
Joint venture partnerships and equity method investments	58.2	92.6
Other assets, net	201.9	154.8
Total assets	$14,286.2	$7,301.8

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$497.4	$282.3
Accrued expenses and other	633.1	341.4
Unearned revenue	146.1	—
Deferred income taxes	—	5.5
Current portion of long-term debt	424.9	347.1
Total current liabilities	1,701.5	976.3

Long-term debt, less current portion	5,992.1	2,682.7
Deferred income taxes and other tax liabilities	1,244.3	530.4
Other liabilities	323.1	274.2
Total liabilities	9,261.0	4,463.6

Commitments and contingent liabilities	—	—
Noncontrolling interest	14.9	17.7

Shareholders' equity:
Common stock	12	10.4
Additional paid-in capital	1,974.5	—
Retained earnings	4,223.0	3,786.1
Less common stock held in treasury	(978.1)	(965.5)
Accumulated other comprehensive income	(221.1)	(10.5)
Total shareholders' equity	5,010.3	2,820.5
Total liabilities and shareholders' equity	$14,286.2	$7,301.8

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$114.5	$119.9	$438.0	$512.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	113.3	63.5	457.8	245.5
Stock compensation	24.4	10.6	102.1	45.7
(Gain) loss on sale of assets	1.7	3.5	4.6	(12.5)
Accrued interest on zero-coupon subordinated notes	0.5	0.5	2.0	2.0
Earnings in excess of distributions from equity affiliates	1.9	(2.5)	0.1	(5.8)
Asset impairment	24.9	—	39.7	—
Deferred income taxes	(38.4)	31.2	(54.4)	27.7
Change in assets and liabilities (net of effects of acquisitions):
Increase in accounts receivable (net)	18.1	28.6	(71.8)	(31.1)
(Increase) decrease in unbilled services	6.1		(16.9)
(Increase) decrease in inventories	(9.8)	1.0	(0.2)	(0.3)
(Increase) decrease in prepaid expenses and other	38.8	(14.6)	62.3	(12.9)
Increase (decrease) in accounts payable	55.0	(5.0)	30.7	(21.2)
Increase (decrease) in unearned revenue	3.7	—	5.4	—
Increase (decrease) in accrued expenses and other	29.9	(23.0)	(17.0)	(10.7)
Net cash provided by operating activities	384.6	213.7	982.4	739.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(85.1)	(46.3)	(255.8)	(203.5)
Proceeds from sale of assets	0.1	0.5	0.6	1.4
Proceeds from sale of investment	—	(0.1)	8.0	31.6
Investments in equity affiliates	(0.3)	(7.3)	(11.7)	(20.2)
Acquisition of businesses, net of cash acquired	(43.3)	(94.1)	(3,736.0)	(159.4)
Net cash used for investing activities	(128.6)	(147.3)	(3,994.9)	(350.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	2,900.0	—
Proceeds from term loan	—	—	1,000.0	—
Payments of term loan	—	—	(285.0)	—
Proceeds from revolving credit facilities	—	—	60.0	—
Payments on revolving credit facilities	—	—	(60.0)	—
Proceeds from bridge loan	—	—	400.0	—
Payments on bridge loan	—	—	(400.0)
Payments on senior notes	(250.0)	—	(500.0)	—
Payments on zero-coupon subordinated notes	(1.3)	(2.1)	(1.3)	(18.9)
Payment of debt issue costs	—	(24.0)	(36.7)	(24.1)
Payments on long-term lease obligations	(1.0)	(0.8)	(4.3)	(1.4)
Noncontrolling interest distributions	—	(0.3)	—	(1.2)
Deferred payments on acquisitions	—	(1.5)	(0.1)	(6.7)
Tax benefit adjustments related to stock based compensation	3.0	0.5	13.1	5.9
Net proceeds from issuance of stock to employees	9.7	8.5	98.9	114.8
Purchase of common stock	—	(39.1)	—	(269.0)
Net cash used for financing activities	(239.6)	(58.8)	3,184.6	(200.6)
Effect of exchange rate changes on cash and cash equivalents	(13)	(3.3)	(35.7)	(12.3)
Net increase in cash and cash equivalents	3.4	4.3	136.4	176.0
Cash and cash equivalents at beginning of period	713.0	575.7	580.0	404.0
Cash and cash equivalents at end of period	$716.4	$580.0	$716.4	$580.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

LabCorp Diagnostics
Net Revenue	$1,551.4	$1,486.9	$6,210.6	$5,922.2
Adjusted Operating Income	$293.3	$273.3	$1,239.8	$1,129.4
Adjusted Operating Margin	18.9%	18.4%	20.0%	19.1%

Covance Drug Development
Net Revenue	$691.4	$660.1	$2,628.7	$2,610.5
Adjusted Operating Income	$110.4	$89.8	$371.5	$340.3
Adjusted Operating Margin	16.0%	13.6%	14.1%	13.0%

Consolidated
Net Revenue	$2,242.8	$2,147.0	$8,839.3	$8,532.7

Adjusted Segment Operating Income	$403.7	$363.1	$1,611.3	$1,469.7
Unallocated corporate expense	(35.5)	(35.4)	(134.1)	(136.4)
Consolidated Adjusted Operating Income	$368.2	$327.7	$1,477.2	$1,333.3
Adjusted Operating Margin	16.4%	15.3%	16.7%	15.6%

The Condensed Combined Non-GAAP Pro Forma Segment Information includes operational information for Covance prior to the acquisition by the Company, including the three- and twelve-month periods ended December 31, 2014 and the period from January 1, 2015 through February 19, 2015. The Covance Drug Development segment amounts as well as the consolidated amounts are Non-GAAP measures. Covance Drug Development’s results exclude the impact from the wind-down of operations relating to a committed minimum volume contract that expired on October 31, 2015, resulting in a reduction in net revenue of $2.0 million and an increase in adjusted operating income of $5.7 million. See the subsequent footnotes for discussion of the adjustments made for presentation purposes.

Notes to Condensed Combined Non-GAAP Pro Forma Segment Information

1)
The Condensed Combined Non-GAAP Pro Forma Segment Information for the periods ended December 31, 2015 and 2014 is presented for the sole purpose of helping the reader understand the newly adopted segment presentation of the Company for the period ended December 31, 2015 as a direct result of its acquisition of Covance on February 19, 2015. The Condensed Pro Forma Segment Information has been prepared utilizing historical LabCorp and Covance financial information and does not reflect what the Company’s actual results of operations were for the periods ended December 31, 2015 and 2014, nor does it reflect all of the accounting entries that would normally be presented in pro forma financial statements prepared in accordance with the guidance contained in ASC 805-10-50 or Regulation S-X Rule 10-1.

2)
The LabCorp Diagnostics segment includes historical LabCorp business units, excluding its Clinical Trials operations (which are part of the Covance Drug Development segment), and including the Nutritional Chemistry and Food Safety operations acquired as part of the Covance acquisition. The Covance Drug Development segment includes historical Covance business units, excluding its Nutritional Chemistry and Food Safety operations (which are part of the LabCorp Diagnostics segment), and including the LabCorp Clinical Trials operations. Unallocated corporate expenses represent general management and administrative expenses that are incurred to support enterprise-wide initiatives. The cost of all other corporate support functions is charged to the specific operating segment as consumed.

3)
For the three and twelve months ended December 31, 2015, the Company’s operating income was impacted by $4.7 million and $16.0 million reductions in depreciation expense, respectively, and $6.0 million decrease and $0.3 million increases in amortization expense, respectively, all resulting from fair market value measurement adjustments recorded in accordance with purchase price accounting associated with the acquisition of Covance.

4)
During the fourth quarter of 2015, the Company refined its methodology for the calculation of unallocated corporate expenses, which impacts Adjusted Segment Operating Income. This refined methodology has been applied to prior periods for comparative purposes. Reconciliations of segment results to historically reported results are included in today’s press release, and the Company’s Current Report filed today on Form 8-K.

5)
The following table reconciles operating income, as reported by the Company and by Covance Inc. in their separate filings on Forms 10-K and 8-K for the three- and twelve-month periods ended December 31, 2014 and the Company’s operating income that is expected to be reported in its Annual Report on Form 10-K for the three- and twelve-month periods ended December 31, 2015, to total adjusted operating income as presented below:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in Millions)	2015	2014	2015	2014

Covance Inc. - pre-acquisition operating income, as reported	$—	$72.1	$—	$234.8
Operating loss of Covance Inc. for the period January 2015 through February 19, 2015, prepared on its historical basis of accounting	—	—	(24.3)	—
Add-back restructuring costs and acquisition related expenses	—	5.6	54.6	17.6
Asset impairments	—	—	—	52.6
Covance Inc. - pre-acquisition adjusted operating income, excluding amortization	$—	$77.7	$30.3	$305.0

LabCorp - operating income, as reported	$243.5	$219.0	$1,002.9	$910.4
Acquisition-related costs	1.1	—	119.1	—
Restructuring and other special charges	54.0	2.4	113.9	17.8
Consulting fees and executive transition expenses	10.4	13.2	25.6	23.4
Settlement costs	12.2	—	12.2	—
Wind-down of minimum volume contract operations	5.7	—	5.7	—
Project LaunchPad system implementation costs	3.0	—	3.0	—
Amortization of intangibles and other assets	38.3	15.4	164.5	76.7
LabCorp - adjusted operating income	$368.2	$250.0	$1,446.9	$1,028.3

Total Condensed Combined Non-GAAP Pro Forma Adjusted Operating Income, excluding amortization	$368.2	$327.7	$1,477.2	$1,333.3

The Reconciliation of Non-GAAP Financial Measures provided below includes Covance as of February 19, 2015; prior to February 19, 2015, all results exclude Covance.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Adjusted Operating Income
Operating Income	$243.5	$219.0	$1,002.9	$910.4
Acquisition-related costs	1.1	—	119.1	—
Restructuring and other special charges	54.0	2.4	113.9	17.8
Consulting fees and executive transition expenses	10.4	13.2	25.6	23.4
Settlement costs	12.2	—	12.2	—
Wind-down of minimum volume contract operations	5.7	—	5.7	—
Project LaunchPad system implementation costs	3.0	—	3.0	—
Amortization of intangibles and other assets	38.3	15.4	164.5	76.7
Adjusted operating income	$368.2	$250.0	$1,446.9	$1,028.3

Adjusted EPS
Diluted earnings per common share	$1.11	$1.39	$4.34	$5.91
Restructuring and other special items	0.61	0.15	2.44	0.34
Amortization expense	0.26	0.11	1.13	0.55
Adjusted EPS	$1.98	$1.65	$7.91	$6.80

Free Cash Flow:
Net cash provided by operating activities	$384.6	$213.7	$982.4	$739.0
Less: Capital expenditures	(85.1)	$(46.3)	(255.8)	(203.5)
Free cash flow	$299.5	$167.4	$726.6	$535.5

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the fourth quarter of 2015, the Company recorded net restructuring and special items of $54.0 million. The charges included $25.3 million in severance and other personnel costs along with $17.0 million in facility-related costs associated with facility closures and general integration initiatives. A substantial portion of these costs relates to the planned closure of two Covance Drug Development segment (“CDD”) operations that serviced a minimum volume contract that expired on October 31, 2015. In addition, the Company recorded asset impairments of $11.9 million relating to CDD customer service applications that will no longer be used. The Company reversed previously established reserves of $0.2 million in unused facility-related costs. The Company incurred additional legal and other costs of $5.7 million relating to the wind-down of the minimum volume contract operations. The Company also recorded $10.1 million in consulting expenses relating to fees incurred as part of its Covance integration costs and compensation analysis, along with $1.1 million in short-term equity retention arrangements relating to the acquisition of Covance and $0.3 million of accelerated equity compensation relating to the announced retirement of a Company executive (all recorded in selling, general and administrative expenses). During the fourth quarter, the Company paid $12.2 million in settlement costs and litigation expenses related to the resolution of a federal court putative class action lawsuit. In addition, the Company incurred $3.0 million of non-capitalized costs associated with the implementation of a major system as part of its Project LaunchPad business process improvement initiative. The after tax impact of these charges decreased net earnings for the quarter ended December 31, 2015, by $63.2 million and diluted earnings per share by $0.61 ($63.2 million divided by 103.2 million shares).

During the first three quarters of 2015, the Company recorded net restructuring and other special charges of $59.9 million. The charges included $33.9 million in severance and other personnel costs along with $12.1 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.9 million in unused facility-related costs. In addition, the Company recorded asset impairments of $14.8 million relating to lab and customer service applications that will no longer be used. The Company also recorded $15.3 million of consulting expenses relating to fees incurred as part of Project LaunchPad as well as Covance integration costs, along with $4.3 million in short-term equity retention arrangements relating to the acquisition of Covance (all recorded in selling, general and administrative expenses). In addition, the Company recorded a non-cash loss of $2.3 million, upon the dissolution of one of its equity investments (recorded in other, net in the accompanying Consolidated Statements of Operations).

During the first quarter of 2015, the Company recorded $166.0 million of one-time costs associated with its acquisition of Covance. The costs included $79.5 million of Covance employee equity awards, change in control payments and short-term retention arrangements that were accelerated or triggered by the acquisition transaction (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations). The acquisition costs also included advisor and legal fees of $33.9 million (recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations), $15.2 million of deferred financing fees associated with the Company’s bridge loan facility as well as a make-whole payment of $37.4 million paid to call Covance’s private placement debt outstanding at the purchase date (both amounts recorded in interest expense in the accompanying Consolidated Statements of Operations).

The after tax impact of these charges decreased net earnings for the twelve months ended December 31, 2015, by $245.7 million and diluted earnings per share by $2.44 ($245.7 million divided by 100.6 million shares).

2)
During the fourth quarter of 2014, the Company recorded net restructuring and special items of $2.4 million. The charges included $0.7 million in severance and other personnel costs along with $1.7 million in facility-related costs associated with facility closures and general integration initiatives.

In addition to these net restructuring charges, the Company recorded $13.2 million in consulting expenses relating to fees incurred as part of Project LaunchPad as well as legal fees associated with its Covance, Inc. acquisition (all such fees are recorded in selling, general and administrative expenses).

In conjunction with the financing of the Covance transaction, the Company incurred $4.7 million in bridge financing fees and wrote-off $1.3 million in deferred financing costs relating to its prior credit agreement which was replaced with a new credit facility. These Covance-related financing costs are recorded in interest expense.

The after tax impact of these combined charges decreased net earnings for the three months ended December 31, 2014, by $13.3 million and diluted earnings per share by $0.15 ($13.3 million divided by 86.3 million shares).

During the first three quarters of 2014, the Company recorded net restructuring and special items of $15.4 million. The charges included $9.9 million in severance and other personnel costs along with $6.6 million in costs associated with facility closures and general integration initiatives. The Company reversed previously established reserves of $0.4 million in unused severance and $0.7 million in unused facility-related costs. In addition, the Company recorded $10.1 million in consulting expenses relating to fees incurred as part of Project LaunchPad as well as legal fees associated with its LipoScience acquisition and one-time CFO transition costs (all such fees are recorded in selling, general and administrative expenses). The after tax impact of these combined charges decreased net earnings for the year ended December 31, 2014, by $29.1 million and diluted earnings per share by $0.34 ($29.1 million divided by 86.4 million shares).

3)
The Company continues to grow the business through acquisitions and uses Adjusted EPS Excluding Amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended December 31, 2015 and 2014, intangible amortization was $38.3 million and $15.4 million, respectively ($26.9 million and $9.5 million net of tax, respectively) and decreased EPS by $0.26 ($26.9 million divided by 103.2 million shares) and $0.11 ($9.5 million divided by 86.2 million shares), respectively. For the twelve months ended December 31, 2015 and 2014, intangible amortization was $164.5 million and $76.7 million, respectively ($113.5 million and $47.3 million net of tax, respectively) and decreased EPS by $1.13 ($113.5 million divided by 100.6 million shares) and $0.55 ($47.3 million divided by 86.4 million shares), respectively.